Exhibit 99.1

Redhook Ale Brewery Reports 2005 First Quarter Results

    SEATTLE--(BUSINESS WIRE)--May 3, 2005--Redhook Ale Brewery, Incorporated (Nasdaq:HOOK) announced a net loss of $732,000, or $0.09 loss per share, for the 2005 first quarter, compared to a net loss of $921,000, or $0.15 loss per share for the 2004 first quarter. The Company benefited in the 2005 first quarter from its investment in Craft Brands Alliance LLC ("Craft Brands"), the joint venture between Redhook and Widmer Brothers Brewing Company ("Widmer") that advertises, markets, sells and distributes the Company's and Widmer's products in the western United States. The 2005 first quarter net loss includes a $260,000 share in the net profit of Craft Brands.
    The Company reported sales of $7,325,000 and shipments of 49,200 barrels in the 2005 first quarter. As compared to sales of $9,390,000 and shipments of 50,200 barrels in the 2004 first quarter, sales and shipments in 2005 decreased 22.0% and 2.0%, respectively. The sale of Redhook products to Craft Brands in the 2005 first quarter significantly impacts the comparability of 2004 to 2005 first quarter sales. Redhook sells its products to Craft Brands at a price substantially below historical wholesale pricing levels; Craft Brands, in turn, advertises, markets, sells and distributes the product to wholesale outlets in the western United States through a distribution agreement between Craft Brands and Anheuser-Busch ("A-B"). Redhook shares in the profits of Craft Brands with Widmer. Also impacting comparability of the current quarter's sales was an increase in fees that the Company paid to A-B on sales in the midwest and eastern United States pursuant to the July 1, 2004 distribution agreement with A-B. Redhook continues to sell its product at wholesale pricing levels in the midwest and eastern United States through sales to A-B.
    The Company continues to execute a pricing strategy involving a reduction in discounting and price promotion, both in terms of frequency and depth of discount. The Company believes that this strategy, while it continues to negatively impact sales, is necessary in order to strengthen the long-term value of the Redhook brand. For the first three months of 2005, sales volume for the Company's eastern operations, which accounted for slightly more than one-third of total Company shipments, was flat compared to 2004 first quarter volume. Shipments in the western United States, primarily serviced by Craft Brands in 2005, declined approximately 8.3%. The 2005 first quarter's shipments of 49,200 barrels included 1,450 barrels brewed under contract. Excluding contract brewing volume, the 2005 first quarter's total volume declined 4.9% as compared to the 2004 first quarter.
    "In the short term our volume has remained relatively soft as we prepare for the bold new marketing initiatives planned for the second quarter," commented Paul Shipman, CEO. "We believe that we will energize the Redhook brand with a new look, including a proprietary Redhook bottle and new packaging design, combined with a new marketing campaign building on Redhook's heritage. These changes are significant and have involved nearly 8 months of work, and will be fully revealed during the next few months."
    Gross profit declined $1,521,000 to $524,000 in the 2005 first quarter and the gross profit margin declined to 8.0% from 23.7% of net sales for the comparable 2004 quarter. However, cost of goods sold on a per barrel basis improved slightly, largely attributable to lower freight costs. Freight costs declined by more than half as the cost of shipping Redhook product in the western United States is now borne by Craft Brands, and the Company's effort at streamlining its shipping relationships in the midwest and eastern United States has yielded additional savings.
    The Company's 2005 first quarter operating loss was $759,000, compared to a loss of $890,000 in the corresponding 2004 quarter. Selling, general and administrative expenses declined $986,000 to $1,543,000 and declined as a percentage of net sales to 23.5% compared to 29.3% in the 2004 first quarter. Sales and marketing expenses were significantly impacted by the formation of Craft Brands. All advertising, marketing and selling costs in the western United States are now the responsibility of Craft Brands. In conjunction with the formation of Craft Brands, both the Company and Widmer incurred certain start-up expenses during the first quarter of 2004, including severance expenses and legal fees. The Company's first quarter 2004 operating loss reflects $407,000 attributable to the Company's share of these expenses. Additionally, while the companies sought the regulatory approval required for Craft Brands to become fully operational, the Company and Widmer agreed to share certain sales-related costs, primarily salaries and overhead. The Company's share of those costs totaled $54,000 for the quarter ended March 31, 2004 and are reflected in the Company's statement of operations as selling, general and administrative expenses.
    The Company's cash balance at March 31, 2005 was $5.1 million, reflecting a decline of $519,000 since December 31, 2004. Principal uses of cash during the 2005 first quarter included planned repayments of outstanding debt and other typical first quarter expenditures, such as building inventory and funding the 401(k) company match.
    As compared to shipments in April 2004, shipments in April 2005 declined approximately 8%. The Company anticipates that many wholesalers in the western United States are maintaining very low levels of Redhook product in anticipation of distribution of Redhook product in the newly designed package. The Company believes that sales volume for the first month of the quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
    With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
    A conference call will be held tomorrow, Wednesday, May 4, 2005, at 8:30 a.m. PST (11:30 a.m. EST). The purpose of the conference call is to discuss this announcement and the results for the Company's first quarter ended March 31, 2005. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook - Investor Relations - Calendar of Events) or through CCBN's individual investor center at http://www.fulldisclosure.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone at 888-396-2298 (passcode 66532027). A replay of the call will also be available both on the Internet and by phone.
    Redhook is one of the leading independent brewers of craft beers in the United States and is the leading craft brewer in Washington State. The Company produces seven styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale (IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Sunrye Ale, Winterhook and Nut Brown Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through Craft Brands Alliance LLC, a network of wholesale distributors, and a distribution alliance with Anheuser-Busch, Incorporated. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.

                   REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA


STATEMENTS OF OPERATIONS                         Three Months Ended
                                                      March 31,
                                             -------------------------

                                                    2005         2004
                                              -----------  -----------

Sales (A)                                    $ 7,324,974  $ 9,390,479
Less Excise Taxes                                752,427      770,645
                                              -----------  -----------

Net Sales                                      6,572,547    8,619,834
Cost of Sales                                  6,048,289    6,574,213
                                              -----------  -----------

Gross Profit                                     524,258    2,045,621
Selling, General and Administrative Expenses   1,542,523    2,528,568
Income from Equity Investment in Craft Brands    259,694            -
Craft Brands Alliance Shared Formation
 Expenses (B)                                          -      406,767
                                              -----------  -----------

Operating Income (Loss)                         (758,571)    (889,714)
Interest Expense                                  61,319       43,607
Other Income (Expense) - Net                      28,802       12,783
                                              -----------  -----------

Income (Loss) before Income Taxes               (791,088)    (920,538)
Income Tax Provision (Benefit)                   (59,000)           -
                                              -----------  -----------

Net Income (Loss)                            $  (732,088) $  (920,538)
                                              ===========  ===========

Basic Earnings (Loss) per Share  (C)         $     (0.09) $     (0.15)
                                              ===========  ===========

Diluted Earnings (Loss) per Share  (C)       $     (0.09) $     (0.15)
                                              ===========  ===========

Barrels Shipped                                   49,200       50,200
                                              ===========  ===========


CONDENSED CASH FLOW DATA                        Three Months Ended
                                                     March 31,
                                             -------------------------

                                                    2005         2004
                                              -----------  -----------

Net Income (Loss)                            $  (732,088) $  (920,538)
Depreciation and Amortization                    730,342      738,576
Other                                           (391,981)    (797,932)
                                              -----------  -----------

Cash Used in Operating Activities               (393,727)    (979,894)
                                              -----------  -----------

Cash Used in Investing Activities                (14,245)     (23,913)
                                              -----------  -----------

Cash Used in Financing Activities               (111,224)     (53,685)
                                              -----------  -----------

    Increase (Decrease) in Cash and Cash
     Equivalents                             $  (519,196) $(1,057,492)
                                              ===========  ===========


CONDENSED BALANCE SHEET DATA                    Mar. 31,     Dec. 31,
                                                   2005         2004
                                             ------------ ------------

Cash and Cash Equivalents                    $ 5,070,425  $ 5,589,621
Other Current Assets                           6,173,715    5,028,819
Fixed Assets, Net                             62,304,428   63,018,806
Other                                            188,639      490,978
                                              -----------  -----------

    Total Assets                             $73,737,207  $74,128,224
                                              ===========  ===========

Current Liabilities                          $ 7,463,997  $ 6,957,928
Long-Term Debt                                 5,062,500    5,175,000
Deferred Income Taxes                            398,798      468,798
Other Liabilities                                 81,129       64,903
Common Stockholders' Equity                   60,730,783   61,461,595
                                              -----------  -----------

    Total Liabilities and Common
     Stockholders' Equity                    $73,737,207  $74,128,224
                                              ===========  ===========


(A) Includes retail and other sales of $1,023,000 and $937,000 for the three months ended March 31, 2005 and 2004, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands Alliance LLC, the joint sales and marketing organization formed with Widmer Brothers Brewing Company.

(C) Weighted average shares outstanding totaled 8.2 million and 6.2 million for the three months ended March 31, 2005 and 2004, respectively.


    CONTACT: Redhook Ale Brewery, Incorporated
             David Mickelson, 425-483-3232, ext. 201
             or
             Lorri Jones, 425-483-3232, ext. 124